Press Release

Financial Contact:
Paresh Maniar
paresh.maniar@maxim-ic.com

MAXIM ANNOUNCES $750 MILLION SHARE REPURCHASE AUTHORIZATION

SUNNYVALE, CA- August 22, 2011 - Maxim Integrated Products, Inc. (NASDAQ:MXIM) today announced that its Board of Directors has authorized the repurchase of up to $750 million of the Company's Common Stock. All repurchases will be subject to market and economic conditions. The stock repurchase authorization does not have an expiration date and the pace of repurchase activity will depend on factors such as current stock price, levels of cash generation from operations, cash requirements and other factors. Under the Company's prior repurchase authorization from October 2008, which is now cancelled and superseded by this new authorization, the Company repurchased 41.1 million shares for $705 million.

About Maxim Integrated Products
Maxim makes highly integrated analog and mixed-signal semiconductors. Maxim reported revenue of approximately $2.5 billion for fiscal 2011. For more information, go to www.Maxim-ic.com.